Exhibit 1.1

BYLAWS OF

BANCO DE CHILE

(English Translation of Spanish Original)

May 2008

TITLE I

NAME, DOMICILE AND DURATION OF THE COMPANY.

1st Article:

A Corporation is hereby established which shall be called “BANCO DE CHILE,” and shall be governed by these bylaws, by the General Banking Law, and by the other legal and regulatory precepts currently in effect or such as are issued in the future that are applicable to it.

2nd Article:

The company shall have its corporate domicile in the city and commune of Santiago, without prejudice to such branches or agencies as it establishes in Chile or abroad, pursuant to the Law. Its Board of Directors shall meet, and its General Management shall operate in the city and commune of Santiago, where its Headquarters or Main Office shall be established.

3rd Article:

The term of duration of the company shall be indefinite.

TITLE II

PURPOSE AND OPERATIONS OF THE COMPANY

4th Article:

The purpose of the Bank is to undertake all acts, contracts, business, and transactions as the General Banking Law allows banking institutions to undertake, without prejudice to expanding or restricting its scope of action consistent with current legal precepts or such as are established in the future.

TITLE III

CAPITAL AND STOCK.

5th Article:

The Bank’s capital is the amount of CH$1,158,752,106,297, divided into 82,551,699,423 registered shares with no par value, which are fully subscribed and paid in accordance to the First Transitional Article, distributed in 73,834,890,472 ordinary shares and 8,716,808,951 ordinary shares Series “Banco de Chile-S.”

The ordinary shares have been incorporated into the Foreign Exchange Convention signed by the Chilean Central Bank, which was registered in the public deed drawn up in the Santiago Notary office of Mr. Andrés Rubio Flores on November 8th, 1995, Record Book (“Repertorio”) N° 7042/95 and its later modifications, which makes them subject to the provisions of ex-chapter XXVI of the Compendium of Foreign Exchange Regulations of the Chilean Central Bank. However, the ordinary shares of the series “Banco de Chile-S”, by application of agreements N° 1167-03-041209 and N° 1333-01-070510 of the Council of the Chilean Central Bank, were not incorporated into the Foreign Exchange Convention signed with the Chilean Central Bank, which was registered in the public deed drawn up in the Santiago Notary office of Mr. Andrés Rubio Flores on November 8th, 1995, Record Book (“Repertorio”) N° 7042/95 and its later modifications, and therefore they have no guaranteed access to the formal exchange market contemplated in ex-chapter XXVI of the Compendium of Foreign Exchange Regulations in force for the paid-in shares issued by Receiving Institutions which have agreed to capital increases.

6th Article:

The company shall maintain a Shareholders’ Registry.

TITLE IV

MANAGEMENT.

7th Article:

Management of the Bank shall be exercised by a Board of Directors, which shall represent it judicially and extrajudicially, for the realization of the corporate purpose, which it shall not have to prove to third parties. It is vested with all the management and disposal authorities which the law or the present bylaws do not establish as exclusive to the Shareholders Meeting, and also for such acts and contracts with respect to which the laws require a special power of attorney. The foregoing is without prejudice to the authorities of the General Manager. Directors shall be compensated and the amount of the compensation shall be set at the Shareholders Meeting.

8th Article:

The Board of Directors shall be comprised of eleven full members (“Directores Titulares”) and two alternates, whether or not shareholders, elected by the respective Shareholders Meeting, all of whom shall hold office for three years, and may be reelected indefinitely. The election of directors shall be undertaken in a single vote, and those receiving the greatest number of votes shall be elected until the number of people who must be elected is reached. Likewise, separately, in a single vote, the alternate directors shall be elected.

The Board of Directors elected by shareholders may only be removed in its entirety by a Ordinary or Extraordinary Shareholders Meeting, and therefore individual removal is not allowed.

Alternate directors may always participate in meetings of the Board of Directors with a right to speak, and they shall only have a right to vote in case of a temporary absence by the director they replace. The person who received the greatest number of votes among the alternates shall be the first alternate director, and the second alternate director shall be the one who received the second greatest vote. In the case of a temporary absence of one or more directors, they may be replaced temporarily by the alternate directors in the order of precedence established in the bylaws.

In the case of a vacancy of one or more directors for any reason, vacancies shall be filled as follows:

a)	Vacancies of directors shall be filled by alternate directors in the aforementioned order of precedence, except if the respective alternate director in a period of three business days calculated from the provision of notice thereof, states in writing his intention to continue as an alternate director; and

b)	If vacancies occur among directors which were not filled in the manner established in letter a), the Board of Directors, in the first meeting it holds, shall proceed to name the replacement or replacements, who shall hold office until the next Ordinary Shareholders Meeting, at which time the definitive appointment shall be made. The director or directors so named by the Shareholders Meeting shall remain in office only for the time remaining to complete the term of office of the replaced director or directors.

In the case of a vacancy of one or more alternate director for any cause, the Board of Directors, in the first meeting it holds, shall proceed to name the replacement or replacements, who shall hold office until the next Ordinary Shareholders Meeting, at which time the definitive appointment shall be made. The alternate director or directors so named by the Shareholders Meeting shall remain in office only for the time remaining to complete the term of office of the replaced director or directors. In the case the Board of Directors names a replacement for an alternate Director, the designee shall have the same order of precedence as the replaced alternate director…

9th Article:

Meetings of the Board of Directors shall be held with the attendance of no fewer than six of its full or alternate members, and resolutions shall be adopted by an absolute majority of directors attending with a right to vote. In case of a tie, the chairman of the meeting shall have the deciding vote.

10th Article:

Meetings of the Board of Directors shall be ordinary or extraordinary. Ordinary meetings shall be those that are held on the dates and at the times established in advance by the Board of Directors, at least once per month. Extraordinary meetings shall be held when specially called by the President, himself, or at the indication of one or more directors. If the extraordinary meeting has been requested by one or more Directors, the meeting shall be held between the fifth and seventh business day after the request. Notices of Extraordinary meetings shall be made by certified mail posted, , at least, four business days in advance, or two business days if respective notice has been delivered through Public Notary or by the respective Chilean Consul if the Director is domiciled outside Chile. Likewise, for this type of Notices and together with the delivery of the aforesaid letter or by posting in the mail, a copy of the Notice shall be forwarded by electronic mail. A Notice to an Extraordinary meeting shall contain a reference to the matter to be dealt with, and the Notice may be omitted if all full members of the Board of Directors concur unanimously.

11th Article:

In the first meeting held by the Board of Directors, after the Shareholders Meeting that appointed it, the Board of Directors shall select its President and Vice President, and these persons shall also serve in the same roles for the company. The Secretary of the Board of Directors shall also be appointed in that same meeting.

12th Article:

Directors who, with regards to a specific transaction, have an interest themselves or as representatives of another person, shall report such interest to the other directors and refrain from deliberating and voting.

13th Article:

All elections of directors shall be published in a newspaper in the Bank’s domicile and shall be reported to the Superintendency of Banks and Financial Institutions, to which shall be sent an authorized copy of the public deed prepared from the Minutes of the Shareholders Meeting or the meeting of the Board of Directors where the appointments have been made. The appointment of a General Manager shall likewise be reported to the aforementioned Superintendency and be documented in a public deed.

TITLE V

PRESIDENT

14th Article:

The President of the Bank, beyond the other powers granted to him by these bylaws or by Law, shall have the following powers and obligations:

One) He shall preside over meetings of the Board of Directors and Shareholders Meetings;

Two) To call meetings of the Board of Directors;

Three) To propose to the Board of Directors measures whose objective is to further the business of the Bank and to improve the organization and regime of all aspects of the offices.

Four) To sign Reports and notes or resolutions which come from the Board of Directors and the Shareholders Meetings; and

Five) Except if otherwise agreed by the Shareholders Meeting or the Board of Directors, if applicable, he shall sign the public deed containing the Minutes of the meetings of the former or the latter.

15th Article:

In case of absence or incapacity of the President of the Bank, he shall be replaced in his functions by the Director appointed by the Board of Directors, with this purpose. The replacement is an internal procedure of the company and shall not require any formality and it shall not be necessary to prove its appropriateness to third parties for the validity of acts performed by the replacement, the mere fact of the replacement’s acting being sufficient for the effectiveness thereof.

TITLE VI

GENERAL MANAGER

16th Article:

The General Manager is responsible for:

One) Lead and perform the general operations of the Bank, making its acts conform to the laws, regulations, bylaws, and resolutions of the Board of Directors;

Two) Beyond the authorities corresponding to him as a business agent by reason of his position, he shall have general agency for the Bank at all its offices, with express authority to revoke such powers of attorney as may have been granted at any time. In the legal sphere, beyond the authorities granted to him by the first section of Article Seventh of the Civil Procedure Code, he shall have the special ones of abandoning actions filed in the first instance; accepting counterclaims; answering interrogatories; waiving appeals or legal terms; approving Agreements; settling; granting authorities to arbitrators; and receiving money. Settlements and arbitration agreements made by the Board of Directors shall be signed by the General Manager, with no requirement beyond inserting the pertinent part of the Minutes authorized by the Secretary in the respective public deed or private document. He may also, in any case, and without prejudice to the authorities of the President, sign public deeds or contracts agreed by the General Shareholders Meeting or the Board of Directors, with no requirement beyond the aforementioned, provided that they must be or it is agreed that they shall be made public deeds;

Three) Appoint such Managers as must be named for the proper performance of the company business;

Four) Grant powers of attorney or delegate all or part of his authorities, to other persons for special cases or business;

Five) Report to the Board of Directors on the handling, management, and situation of the Bank in the manner and at the time it and/or the Superintendency of Banks and Financial Institutions determine;

Six) Attend meetings of the Board of Directors with a right to speak; and

Seven) Perform other functions decided by the Board of Directors and, in general, exercise the other functions which appertain to him pursuant to the Law and these bylaws. In case of temporary absence or inability, the General Manager shall be replaced by the Manager designated by the Board of Directors.

TITLE VII

SHAREHOLDERS MEETINGS.

17th Article:

Shareholders shall meet in ordinary or extraordinary meetings. The former shall be held once a year, within the four-month period following the date of the close of the fiscal year. In those meetings the shareholders shall review all matters that it is proper for them to consider, without being limited to the matters described in the respective notice of the meeting. The latter may be held at any time, to decide on any matter which the law or these Bylaws give to the power of the shareholders meetings and provided that such matters are indicated in the corresponding notices.

18th Article:

The resolutions passed at properly called and convened Shareholders Meetings pursuant to the law and the bylaws, shall bind all shareholders. Shareholder Meetings shall be held in the city of Santiago.

19th Article:

In the elections that are to be held at the Meetings, the votes will be cast by means of ballots which will be distributed for such purpose. The shareholders should indicate their preference by writing down name and surname of the person or people they vote for and indicate the number of shares they wish to assign to each of the nominees in their vote, for electing both full and alternate directors, and they should place their signature. When counting the votes, the President shall read the votes aloud in order for all people present to be able to perform for themselves the calculation of the voting and thus verify the results with such annotation and ballots. Likewise, the counting of the votes may also be carried out by a notary public as a certifying officer certifying the authenticity of the results and the calculation of the votes cast, all of which will be registered in the act. In all cases, the Meeting of Shareholders during which the elections take place, the President of the Corporation or the Superintendence of Banks and Financial Institutions, as applicable, may alternatively or indistinctly hold or order a viva voce voting or through ballots or by means of any other procedure indicated for such a purpose.

20th Article:

If any of the persons who must sign Minutes of the Shareholders Meeting should die, be absent, or unable for any reason to sign it, a note shall be made at the end of the Minutes stating the respective circumstances of the impediment.

21st Article:

The Minutes shall contain an extract of what occurred in the meeting. Only upon unanimous consent of those in attendance may the evidence of any event occurring at the meeting, and which is related to the interests of the company, be deleted.

TITLE VIII

ANNUAL REPORT AND BALANCE SHEET.

22nd Article:

The Bank shall prepare its General Balance Sheet annually as of December thirty-first.

23rd Article:

The Board of Directors shall present for the consideration at the Ordinary Shareholders Meeting, a reasoned Report on the situation of the company in the last fiscal year, accompanied by the General Balance Sheet, the Statement of Profit and Loss, and the Report of the External Auditors. Each of the shareholders registered in the Registry, who hold a minimum number of shares authorized by the Superintendency of Banks and Financial Institutions, shall be sent a copy of the Balance Sheet and the Management Report, including the opinion of the Auditors and their respective annotations, which documents shall be sent on a date not later than that of the first notice for the respective Ordinary Meeting.

TITLE IX

DISSOLUTION AND LIQUIDATION.

24th Article:

The Company shall be dissolved by resolution adopted in that regard at a Extraordinary Shareholders Meeting, approved by the Superintendent of Banks and Financial Institutions in the manner stipulated by law, and for the other legal causes. The aforesaid is without prejudice to that established in Title Fifteenth of the General Banking Law.

25th Article:

Once the voluntary dissolution cited in the preceding article is agreed, the Shareholders Meeting shall elect a Liquidation Committee comprised of three members to proceed to effect the liquidation of the Company, who shall have the authorities, obligations, and responsibilities stipulated in the law, subjecting themselves in their performance to the provision of the Chilean Corporations Law and its Regulations. The Shareholders Meeting shall establish the duration of the functions of the Liquidation Committee, and shall determine the compensation of its members.

TITLE X

AUDITING THE MANAGEMENT.

26th Article:

The Ordinary Shareholders Meeting shall annually appoint independent external auditors, in order for them to examine the accounting, inventory, balance sheets, and financial statements of the company, and who shall have the obligation to report in writing to the next Ordinary Shareholders Meeting on the performance of their duties.

TITLE XI

JURISDICTION.

27th Article:

Differences that arise among shareholders in their capacity as such, or between them and the Company or its managers, either during the life of the Company or during its liquidation, shall be submitted for resolution to an arbitrator who shall have the ability to establish procedural rules for the proceeding and who shall be bound by the law as to decisions on the merits of the case, who must be named by joint agreement of the parties or by the Ordinary Courts, alternatively, in case of a disagreement on his appointment. The decision rendered by the arbitrator shall be subject to a motion for appeal and cassation on the merits. Such arbitrator shall be, or have been, at the time of the appointment, an attorney who is or has served as an auxiliary judge on the Court of Appeals of Santiago or the Supreme Court, for no less than one year. The arbitration established in this clause is without prejudice to, if a conflict occurs, the petitioner’s being able to remove the matter from the jurisdiction of the arbitrator and submit it for a decision by the ordinary courts.

TRANSITIONAL ARTICLES

First Transitional Article:

The Bank’s capital is the amount of CH$1,158,752,106,297, divided into 82,551,699,423 registered shares with no par value, distributed in 73,834,890,472 ordinary shares and 8,716,808,951 ordinary shares Series “Banco de Chile-S.” , which is paid in as follows:

a) With the amount of $1,106,491,530,789 divided into 80,879,895,984 registered shares with no par value, distributed in 72,436,034,844 ordinary shares and 8,443,861,140 ordinary shares Series “Banco de Chile-S” which corresponds to the subscribed and paid capital of Banco de Chile at December 31, 2008, including the revaluation of shareholders’ equity at that date; and

b) With the amount of $52,260,575,508 which is paid in through the issuance of 1,671,803,439 fully paid-in shares, with no par value, paid with the fiscal year 2008 profit which was not distributed as dividends, , in accordance with the agreement reached by the Bank’s shareholders during their Ordinary Shareholders Meeting held on March 26, 2009.

The new shares to be issued shall be distributed to shareholders at the rate of 0.032325 shares issued without payment for each share they hold at the corresponding date pursuant to the law.

From the total of 1,671,803,439 fully paid-in shares, of no par value, which will be issued as an consequence of the capitalization mentioned above, 1,398,855,628 shares will be ordinary and 272,947,811 will be ordinary shares of the Series “Banco de Chile-S”, corresponding the first ones to shareholders of ordinary shares and the second ones to shareholders of ordinary shares of the series “Banco de Chile-S”.

Second Transitional Article:

In the Extraordinary Meeting of Shareholders of the Banco de Chile, held on December 27th, 2007, the merger through incorporation of Citibank Chile as an absorbed corporation into the Banco de Chile as the absorbing corporation was agreed and approved. The said Meeting agreed to materialize the merger in force and effectiveness as of January 1st, 2008 and the Banco de Chile should be understood to be the legal successor of Citibank Chile in all effects. Because of the merger the totality of shareholders and capital of Citibank Chile will form part of Banco de Chile. Consequently, by virtue of the said merger of incorporation, and once it has materialized, Citibank Chile will be dissolved.

Third Transitional article:

The Ordinary Meeting of Shareholders of the Bank should be held no later than March thirty-first of each year.

Forth Transitional article:

The distributable net income will be determined by subtracting or adding to net income, the correction of the value of the paid-in capital and reserves according to the variation of the Consumer Price Index between November of the previous fiscal year to November of the corresponding fiscal year. The difference between the net income and the distributable net income shall be registered in a reserve account since the first day of the following fiscal year. The reserve account that it is created by means of this transitional article cannot be distributed or capitalized. The present transitional article shall be in force until the obligation of Law N° 19.396 owed by Sociedad Matriz del Banco de Chile S.A. directly or through its subsidiary Sociedad Administradora de la Obligación Subordinada SAOS S.A. has been fully paid.